Exhibit 4.4

This FIFTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of October 23, 2012, among Coffeyville Resources, LLC, a Delaware limited liability company (the “Issuer”), Coffeyville Finance Inc., a Delaware corporation (the “Co-Issuer,” and together with the Issuer, the “Issuers”), the Guarantors and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”), under the indenture, dated as of April 6, 2010 (as supplemented from time to time, the “Indenture”). Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Indenture.

WITNESSETH:

WHEREAS, the Issuers have issued their 9% First Lien Senior Secured Notes due 2015 (the “Notes”) pursuant to the Indenture;

WHEREAS, the Issuer has offered to purchase for cash any and all outstanding Notes (the “Tender Offer”);

WHEREAS, in connection with the Tender Offer, the Issuer has requested that Holders of the Notes deliver their consents with respect to the deletion of certain provisions of the Indenture;

WHEREAS, Section 9.02 of the Indenture provides that the Issuers and the Trustee may amend or supplement the Indenture and the Notes with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a tender offer or exchange offer for the Notes);

WHEREAS, the Holders of at least a majority in aggregate principal amount of the outstanding Notes have duly consented to the proposed modifications set forth in this Supplemental Indenture in accordance with the Indenture (including Section 9.02 thereof);

WHEREAS, the Issuer has heretofore delivered, or is delivering contemporaneously herewith, to the Trustee (i) a copy of resolutions of the Issuer authorizing the execution of this Supplemental Indenture, (ii) evidence of the consent of the Holders set forth in the immediately preceding paragraph and (iii) the Officers’ Certificate and the Opinion of Counsel described in Section 9.06 of the Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture valid and binding have been complied with or have been done or performed.

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Supplemental Indenture, might operate to limit such action, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE ONE

AMENDMENTS

SECTION 1.01         Amendments.

(a) Subject to Section 2.02 hereof, the Indenture is hereby amended by deleting in their entireties Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.16, 4.17, 4.19, 5.01(a)(2), 5.01(a)(3), 5.01(c)(2), 6.01(3), 6.01(4), 6.01(5), 6.01(6), 6.01(7), 6.01(8) and 11.04(a)(1) of the Indenture.

(b) Effective as of the date hereof, none of the Issuers, the Trustee or other parties to or beneficiaries of the Indenture shall have any rights, obligations or liabilities under such Sections or Clauses and such Sections or Clauses shall not be considered in determining whether an Event of Default has occurred or whether the Issuers have observed, performed or complied with the provisions of the Indenture.

(c) Sections 6.01(9) and 6.01(10) of the Indenture are hereby amended and restated in their entirety as follows:

“(9) the Issuer pursuant to or within the meaning of any Bankruptcy Law:

(A)	commences a voluntary case,

(B)	consents to the entry of an order for relief against it in an involuntary case,

(C)	consents to the appointment of a custodian of it or for all or substantially all of its property,

(D)	makes a general assignment for the benefit of its creditors, or

(E)	generally is not paying its debts as they become due;

(10) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)	is for relief against the Issuer in an involuntary case;

(B)	appoints a custodian of the Issuer or for all or substantially all of the property of the Issuer; or

(C)	orders the liquidation of the Issuer;

and the order or decree remains unstayed and in effect for 60 consecutive days.”

(d) The Indenture is hereby amended by adding the following to Section 12.02 as the last paragraph:

“Notwithstanding anything in Article Eight or this Article Twelve to the contrary, upon the Issuers’ written request, the Trustee may use amounts held in trust in connection with a satisfaction and discharge of this Indenture to pay all principal, interest and other amounts due to Holders who tender their Notes to the Company for purchase before such Notes are paid in full at redemption or maturity, as the case may be, as long as the Issuers deliver to the Trustee an Officers’ Certificate stating that sufficient funds will remain in deposit to pay at redemption or maturity, as the case may be, all principal, premium, if any, and accrued interest due on Notes not tendered for purchase.”

SECTION 1.02         Amendment of Definitions. Subject to Article Two hereof, the Indenture is hereby amended by deleting any definitions from the Indenture with respect to which references would be eliminated as a result of the amendments of the Indenture pursuant to Section 1.01 hereof.

SECTION 1.03         Amendment of Notes. Subject to Article Two hereof, any of the terms or provisions present in the Notes that relate to any of the provisions of the Indenture, as amended by this Supplemental Indenture, shall also be amended, mutatis mutandis, so as to be consistent with the amendments made by this Supplemental Indenture.

SECTION 1.04         Amendment of References. The Indenture and the Notes are hereby amended by deleting all references in the Indenture and the Notes to those sections and subsections that are deleted as a result of the amendments made by this Supplemental Indenture.

ARTICLE TWO

MISCELLANEOUS

SECTION 2.01         Effect of Supplemental Indenture. Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects. From and after the date of this Supplemental Indenture, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this Supplemental Indenture.

SECTION 2.02         Effectiveness. The provisions of this Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this Supplemental Indenture shall become operative only upon the purchase by the Issuer of at least a majority in principal amount of the outstanding Notes pursuant to the Tender Offer, with the result that the amendments to the Indenture effected by this Supplemental Indenture shall be deemed to be revoked retroactively to the date hereof if such purchase shall not occur.

SECTION 2.02         Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST

EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 2.03         No Representations by Trustee. The recitals contained herein shall be taken as the statement of the Issuers, and the Trustee assumes no responsibility for the correctness or completeness of the same.

SECTION 2.04         Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall constitute but one and the same instrument.

(signature pages follow)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date hereof.

COFFEYVILLE RESOURCES, LLC
COFFEYVILLE FINANCE INC.
COFFEYVILLE NITROGEN FERTILIZERS, INC.
COFFEYVILLE REFINING & MARKETING, INC.
COFFEYVILLE CRUDE TRANSPORTATION, INC.
COFFEYVILLE TERMINAL, INC.
COFFEYVILLE PIPELINE, INC.
CL JV HOLDINGS, LLC
CVR GP, LLC
COFFEYVILLE RESOURCES REFINING & MARKETING, LLC
COFFEYVILLE RESOURCES CRUDE TRANSPORTATION, LLC
COFFEYVILLE RESOURCES TERMINAL, LLC
COFFEYVILLE RESOURCES PIPELINE, LLC
WYNNEWOOD REFINING COMPANY, LLC
WYNNEWOOD ENERGY COMPANY, LLC
CVR REFINING HOLDINGS, LLC
CVR REFINING, LLC

By:	/s/ Susan M. Ball
Name: Susan M. Ball
Title: Chief Financial Officer and Treasurer

Signature Page to Fifth Supplemental Indenture – First Lien Senior Secured Notes

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Trustee

By:	/s/ Martin Reed
Name: Martin Reed
Title: Vice President

Signature Page to Fifth Supplemental Indenture – First Lien Senior Secured Notes